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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                    USEC INC.

           FIRST: The name of the corporation is USEC Inc. (hereinafter the "Corporation").

           SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

           THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Delaware General Corporation Law as set forth in Title 8 of the Delaware Code (the "DGCL").

           FOURTH: A. The total number of shares of stock of all classes that the Corporation shall have authority to issue is 275,000,000 shares. The authorized capital stock is divided into 25,000,000 shares of preferred stock, each having a par value of $1.00 (the "Preferred Stock"), and 250,000,000 shares of common stock, each having a par value of $.10 (the "Common Stock").

        B. The shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series thereof, the shares of each class or series thereof to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such class or series, adopted by the Board of Directors as hereinafter provided.

           Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article FOURTH and to the limitations prescribed by the DGCL, to authorize the issue of one or more classes, or series thereof, of Preferred Stock and with respect to each such class or series to fix by resolution or resolutions providing for the issue of such class or series the voting powers, full or limited, if any, of the shares of such class or series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each class or series thereof shall include, but not be limited to, the determination or fixing of the following:







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        (i) the maximum number of shares to constitute such class or series, which may subsequently be increased or decreased by resolution of the Board of Directors unless otherwise provided in the resolution providing for the issue of such class or series, the distinctive designation thereof and the stated value thereof if different than the par value thereof;

        (ii) the dividend rate of such class or series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

        (iii) whether the shares of such class or series shall be subject to redemption, in whole or in part, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption, including whether or not such redemption may occur at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event;

        (iv) the terms and amount of any sinking fund established for the purchase or redemption of the shares of such class or series;

        (v) whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

        (vi) the extent, if any, to which the holders of shares of such class or series shall be entitled to vote with respect to the election of directors or otherwise;

        (vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

        (viii) the rights of the holders of the shares of such class or series upon the dissolution of, or upon the subsequent distribution of assets of, the Corporation; and

        (ix) the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such class or series shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series.






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           C. The shares of Common Stock of the Corporation shall be of one and the same class. The holders of Common Stock shall have one vote per share of Common Stock on all matters on which holders of Common Stock are entitled to vote.

           FIFTH: The name and mailing address of the Sole Incorporator is as follows: Lynn Buckley, P.O. Box 636, Wilmington, DE 19899.

           SIXTH: A. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to:

        (i) adopt, amend, alter, change or repeal the By-Laws of the Corporation; provided, however, that no By-Laws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such new By-Laws had not been adopted;

        (ii) determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board action; and

        (iii) exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and the By-Laws of the Corporation.

           B. The number of directors constituting the Board of Directors shall be as specified in the By-Laws or fixed in the manner provided therein. Whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by such terms.

           C. Any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and any directors so





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appointed shall hold office until the next election for which such directors have been chosen and until their successors are elected and qualified or their earlier resignation or removal.

           D. Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock pursuant to Article FOURTH hereof with respect to any directors elected by the holders of such class or series, any director, or the entire Board of Directors, may be removed from office by the stockholders at any time.

           E. In connection with the exercise of its or their judgment in determining what is in the best interests of the Corporation and its stockholders, the Board of Directors of the Corporation, any committee of the Board of Directors or any individual director may, but shall not be required to, in addition to considering the long-term and short-term interests of the stockholders, consider all of the following factors: provision for the protection of the health and safety of the public and the common defense and security of the United States of America, assurance that adequate enrichment capacity will remain available to meet the demands of the domestic electric utility industry, provision for the continuation by the Corporation of the operation of the Department of Energy's gaseous diffusion plants, and provision for the protection of the public interest in maintaining reliable and economical uranium mining, enrichment and conversion services. The provisions of this Section shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency the right to be considered.

           SEVENTH: Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock pursuant to Article FOURTH hereof, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Special meetings of stockholders of the Corporation may be called only by the Chairman, if there be one, or the President, or pursuant to a resolution adopted by (i) the Board of Directors or (ii) a committee of the Board of Directors that has been designated by the Board of Directors and whose power and authority include the power to call such meetings. Elections of directors need not be by written ballot, unless otherwise provided in the By-Laws.

           EIGHTH: A. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for successful proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such





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proceeding (or part thereof) was authorized or consented to by the Board of
Directors of the Corporation. The right to indemnification conferred in this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

        B. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

        C. The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.

        D. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to this Article EIGHTH with respect to any acts or omissions occurring prior to such repeal or modification.

           NINTH: No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal or modification of this Article NINTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act or omission occurring prior to such amendment, repeal or modification.

           TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the





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application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

           ELEVENTH: A. Statutory Acquisition Restriction. For purposes of this Article ELEVENTH, the term "Statutory Acquisition Restriction" shall mean the acquisition, directly or indirectly, of beneficial ownership by a person or by a number of persons acting together as a group, of securities of the Corporation representing more than ten per cent (10%) of the total votes of all outstanding voting securities of the Corporation after the Privatization Date and prior to the third anniversary thereof; provided, however, such restriction shall not apply to (i) any employee stock ownership plan of the Corporation, (ii) members of the underwriting syndicate purchasing shares of Common Stock of the Corpo-ration in stabilization transactions in connection with the privatization of the Company through an initial public offering consummated on the Privatization Date and (iii) in the case of securities beneficially held in the ordinary course of business for others, any commercial bank, broker-dealer, or clearing agency; provided no person for whom such bank, broker-dealer or clearing agency is holding such securities has violated the Statutory Acquisition Restriction. For purposes of this Article ELEVENTH, the term "Privatization Date" shall mean the date of consummation of the initial public offering undertaken to privatize the United States Enrichment Corporation, the government-owned corporation.

        B. Foreign Ownership Restrictions. For purposes of this Article ELEVENTH, the term "Foreign Ownership Restrictions" shall mean any one or more of the following: (i) the beneficial ownership of more than ten percent (10%) of the aggregate number of issued and outstanding shares of Common Stock of the Corporation by or for the account of a foreign person or persons; (ii) the beneficial ownership of any shares of Common Stock of the Corporation by or for the account of a Contravening Person (as defined below); (iii) the acquisition of control (direct or indirect) of the Company by a person or group of persons acting together in any transaction or series of transactions in which the arrangements for financing such person's or persons' acquisition of the Corporation involve or will involve receipt of money, from borrowing or otherwise, from one or more foreign persons in an amount in excess of ten percent (10%) of the purchase price of the Corporation's securities





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purchased by such person or group of persons, whether such funds are to be used for temporary or permanent financing; or (iv) any ownership of or exercise of rights with respect to shares of Common Stock of the Corporation or other exercise or attempt to exercise control of the Corporation that the Board of Directors determines is inconsistent with or in violation of the regulations, rules or restrictions of a governmental entity or agency which exercises regulatory power over the Corporation, its business, operations or assets or could jeopardize the continued operations of the Corporation's facilities.

        C. Information Request. If the Corporation has reason to believe that the ownership or proposed ownership of, or exercise of rights with respect to, securities of the Corporation by any person, including record holders, beneficial owners and any person presenting any securities of the Corporation for transfer into its name (a "Proposed Transferee") may be inconsistent with, or in violation of the Statutory Acquisition Restriction or the Foreign Ownership Restrictions, the Corporation may request of such person and such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, securities of the Corporation by such person is inconsistent with, or in violation of, the Statutory Acquisition Restriction or the Foreign Ownership Restrictions. Any person who is or proposes to be a registered holder of securities of the Corporation shall be obliged to disclose to the Corporation, at the Corporation's request, the name and address of the beneficial owner of the securities of the Corporation.

           Any person that has filed a Schedule 13D or a Schedule 14D-1 (or in either case, a successor form thereto required by the U.S. Securities and Exchange Commission (the "SEC")) with respect to the Corporation's securities and, in the case of the Schedule 13D, which filing indicates any plans or proposals which relate to or would result in the occurrence of any of the events described in Item 4 of Schedule 13D (or its equivalent, if and to the extent that such Item is amended, modified or superseded by another Item or another form of the SEC then in effect) may be requested by the Corporation to provide to the Corporation such information as the Board of Directors may require to confirm that such person's plans or proposals will not result in a violation of the Statutory Acquisition Restriction or the Foreign Ownership Restrictions.

           The Corporation may require that any information sought under this Section C of Article ELEVENTH be given under oath. The Board of Directors shall be entitled to rely and to act in reliance on any declaration and the information contained therein.

        D. Suspension of Voting Rights; Refusal to Transfer. If any person, including a Proposed Transferee, from whom information is requested should fail to respond to the Corporation's request pursuant to Section C of this Article ELEVENTH or if the Corpora-


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tion shall conclude that the ownership of, or the exercise of any rights of ownership with respect to, securities of the Corporation by any person, including a Proposed Transferee, could result in any inconsistency with, or violation of, the Statutory Acquisition Restriction or the Foreign Ownership Restrictions, the Corporation may (i) refuse to permit the transfer of securities of the Corporation to such Proposed Transferee; and/or (ii) suspend or limit voting rights associated with stock ownership by such person or Proposed Transferee if the Board of Directors in good faith believes that the exercise of such voting rights would result in any inconsistency with, or violation of, the Statutory Acquisition Restriction or the Foreign Ownership Restrictions. If the Board of Directors determines that the foregoing measures are not sufficient to ensure compliance with the Statutory Acquisition Restriction or the Foreign Ownership Restrictions, the Corporation may take such action as may be authorized under this Article ELEVENTH. Any action by the Corporation pursuant to the foregoing with respect to the Statutory Acquisition Restriction or the Foreign Ownership Restrictions may remain in effect for as long as the Corporation determines is necessary to comply with the Statutory Acquisition Restriction or the Foreign Ownership Restrictions.

        E. Legends. The Corporation may note on the certificates of its securities that the shares represented by such certificates are subject to the restrictions set forth in this Article TWELFTH.

        F. Joint Ownership. For purposes of this Article ELEVENTH, where the same shares of Common Stock of the Corporation are held or beneficially owned by one or more persons, and any one of such persons is a foreign person or a Contravening Person, then such shares of Common Stock shall be deemed to be held or beneficially owned by a foreign person or Contravening Person, as applicable.

        G. Additional Provisions. The Corporation is hereby authorized to take any other action it may deem necessary or appropriate to ensure compliance with the provisions of this Article ELEVENTH, including, without limitation, suspending or limiting any and all rights of stock ownership which may violate or be inconsistent with the Statutory Acquisition Restriction or the applicable Foreign Ownership Restrictions (other than the right to transfer stock ownership in a transaction consistent with the Statutory Acquisition Restriction and the Foreign Ownership Restrictions). Further, the Corporation may exercise any and all appropriate remedies, at law or in equity in any court of competent jurisdiction, against any holder of its securities or rights with respect thereto or any Proposed Transferee, with a view towards obtaining the information set forth in Section C or preventing or curing any situation which would cause any inconsistency with, or violation of, the Statutory Acquisition Restriction or the Foreign Ownership Restrictions.

        H. Redemption and Exchange. Without limiting the generality of the foregoing and notwithstanding any other provision of this Certificate of Incorporation to the



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contrary, any shares held or beneficially owned by a foreign person or a
Contravening Person shall always be subject to redemption or exchange by the Corporation by action of the Board of Directors, pursuant to Section 151 of the DGCL or any other applicable provision of law, to the extent necessary in the judgment of the Board of Directors to comply with the Foreign Ownership Restrictions. As used in this Certificate of Incorporation, "redemption" and "exchange" are hereinafter collectively referred to as "redemption", references to shares being "redeemed" shall be deemed to include shares which are being "exchanged", and references to "redemption price" shall be deemed to include the amount and kind of securities for which any such shares are exchanged. The terms and conditions of such redemption shall be as follows:

                (a) the redemption price of the shares to be redeemed pursuant to this Article ELEVENTH shall be equal to the fair market value of the shares to be redeemed, as determined by the Board of Directors in good faith unless the Board determines in good faith that the holder of such shares knew or should have known its ownership or beneficial ownership would constitute a violation of the Foreign Ownership Restrictions, in which case the redemption price shall be equal to the lower of (i) the fair market value of the shares to be redeemed and (ii) such foreign person's or Contravening Person's purchase price for such shares;

                (b) the redemption price of such shares may be paid in cash, securities or any combination thereof and the value of any securities constituting all or any part of the redemption price shall be determined by the Board in good faith;

                (c) if less than all the shares held or beneficially owned by foreign persons are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the Board of Directors to be fair and equitable;

                (d) at least 30 days' written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or redemption securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed, duly endorsed in blank or accompanied by duly executed proper instruments of transfer;





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                (e) from and after the redemption date, the shares to be
        redeemed shall cease to be regarded as outstanding and any and all rights attaching to such shares of whatever nature
        (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof thenceforth shall be entitled only to receive the cash or securities payable upon redemption; and

                (f) the redemption shall be subject to such other terms and conditions as the Board of Directors shall determine.

        I. Board Action. The Board of Directors shall have the exclusive right to interpret all issues arising under this Article ELEVENTH (including but not limited to determining whether a person is a foreign person or a Contravening Person, whether a person is an Affiliate of another person, whether a person controls or is controlled by another person and whether a person is the beneficial owner of the securities of the Corporation) and the determination of the Board under this Article shall be final and binding. The Bylaws of the Corporation may make appropriate provisions to effectuate the requirements of this Article ELEVENTH to the extent set forth herein and the Board may, at any time and from time to time, adopt such other or additional reasonable procedures as the Board may deem desirable or necessary to comply with the Statutory Acquisition Restriction or the Foreign Ownership Restrictions or to carry out the provisions of this Article ELEVENTH.

        J. Certain Definitions. For purposes of this Article ELEVENTH,

        "Affiliate" and "Affiliated" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

        "Contravening Person" shall mean (i) a person having a significant commercial relationship with a Foreign Enrichment Provider with respect to uranium or uranium products or (ii) a Foreign Competitor.

        "Foreign Competitor" shall mean a Foreign Enrichment Provider or a person Affiliated with a Foreign Enrichment Provider in such a manner as to warrant application of the Foreign Ownership Restrictions to such person.

        "Foreign Enrichment Provider" shall mean any person incorporated, organized or having its principal place of business outside of the United States which is in the business of enriching uranium for use by nuclear reactors or any person incorporated, organized or having its principal place of business outside of the United States which is in the business of



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creating a fissile product capable of use as a fuel source for nuclear reactors in lieu of enriched uranium.

        "foreign person" shall mean (i) an individual who is not a citizen of the United States of America; (ii) a partnership in which any general partner is a foreign person or the partner or partners having a majority interest in partnership profits are foreign persons; (iii) a foreign government or representative thereof; (iv) a corporation, partnership, trust, company, association or other entity organized or incorporated under the laws of a jurisdiction outside of the United States and (v) a corporation, partnership, trust, company, association or other entity that is controlled directly or indirectly by any one or more of the foregoing.

        "person" shall include natural persons, corporations, partnerships, companies, associations, trusts, joint ventures and other entities.

        K. Amendment. Any amendment, alteration, change or repeal of this Article ELEVENTH shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and (b) the affirmative vote of holders of at least two-thirds of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class.

           TWELFTH: The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation. Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock pursuant to Article FOURTH hereof and which relate to such class or series of Preferred Stock, any such amendment, alteration, change or repeal shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and (b) a majority of the voting power of all of the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

           THIRTEENTH: In the event that any of the provisions of this Certificate of Incorporation (including any provision within a single Section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.



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           I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of June, 1998.



                                                              -----------------
                                                              Lynn Buckley
                                                              Sole Incorporator








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